Solar EnerTech Acquires Stake in 21-Century Silicon;
Secures Future Silicon Supply

Menlo Park, CA, September 8, 2008 - Solar EnerTech Corp. (OTCBB: SOEN) (the "Company") today announced that the Company has entered into an equity purchase agreement in which it acquired two million shares of common stock of 21-Century Silicon, Inc., a polysilicon manufacturer based in Dallas, Texas (“21-Century Silicon”) for $1 million cash. The two million shares acquired by the Company constitute approximately 7.8% of 21-Century Silicon’s outstanding equity. The equity purchase agreement further provides that the Company would acquire an additional two million shares upon 21-Century Silicon meeting certain milestones.

Under the terms of this agreement, the Company acquired two million shares of newly issued common stock at a purchase price of $0.50 per share, and would acquire an additional two million shares at the same per share price upon the first polysilicon shipment meeting the quality specifications determined solely by the Company. Related to the equity purchase agreement, the Company has also signed a MOU with 21-Century Silicon for a four-year supply framework agreement for polysilicon shipments. The first material polysilicon shipment from 21-Century Silicon is expected in the second quarter of 2009.

Based in Dallas, Texas, 21-Century Silicon is a privately held company that was founded by a group of semi-conductor industry veterans in 2005. Through its proprietary technology, processes and methods, 21-Century Silicon is seeking the ability to manufacture solar-grade polysilicon at a lower manufacturing and plant setup cost, as well as a shorter plant setup time than those of its major competitors. If its manufacturing goals are met, 21-Century Silicon's customers, in turn, will benefit from the company's major cost advantages and will receive a high-purity product at a price significantly lower than that offered elsewhere within the industry.

“Our relationship with 21-Century is a positive development for our business and further increases the visibility of our production supply,” commented Leo Young, Chief Executive Office of Solar Enertech. “We are pleased to take this first step towards vertical integration with this agreement, and at the same time, to secure a polysilicon supply source at a time when demand and prices remain high. Polysilicon is a major expense for the production of our solar cells and modules and this relationship is designed to ensure that we have a steady polysilicon supply at a reasonable cost. It can also allow us to reduce our short term polysilicon supply contracts, and thus beneficially impact our overall margin performance.”

Peter Mei, Chief Executive Officer of 21-Century Silicon said, “We are excited to provide Solar EnerTech with our high-quality polysilicon to help meet the rising energy demands in the world today. Solar EnerTech develops quality products for an increasingly base of customers and we are pleased to be able to help the company meet the growing demands of its customer base. The synergy between our management teams has been very strong and we look forward to strengthening our relationship going forward.”

About Solar EnerTech Corp.

Solar EnerTech is a photovoltaic ("PV") solar energy cell manufacturing enterprise based in Shanghai, China, where the Company has established a sophisticated 63,000 square foot manufacturing plant in Shanghai's Jinqiao Modern Technology Park. Currently, the Company is capable of producing 25MW of solar cells from its existing production line and the Company is in the process of completing its second 25MW production line to better utilize capacity and meet expected future customer demand.

Solar EnerTech has also established a Joint R&D Lab at Shanghai University to research and develop higher efficiency cells and to put the results of that research to use in its manufacturing processes. Led by one of the industry's top scientists, the Company expects its R&D program to help bring Solar EnerTech to the forefront of advanced solar technology research and production. The Company has also established a marketing, purchasing and distribution arm in Northern California's Silicon Valley.

Safe Harbor Statement

Statements contained in this press release, which are not historical facts, are forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995. These forward-looking statements are based largely on current expectations and are subject to a number of known and unknown risks, uncertainties and other factors beyond our control that could cause actual events and results to differ materially from these statements. These statements are not guarantees of future performance, and readers are cautioned not to place undue reliance on these forward-looking statements, which are relevant as of the date of the given press release and should not be relied upon as of any subsequent date. Solar EnerTech undertakes no obligation to update publicly any forward-looking statements.

CONTACT
Bill Zima
ICR Inc.
203-682-8200 (Investor Relations)